Exhibit 99.1

Rafael Holdings, Inc. Provides Update to the Description of Subscription Rights Related to its Public Warrants in Connection With its Previously Announced $25 Million Rights Offering to Support Its Commitment to the Development and Potential Launch of Trappsol® Cyclo™

NEWARK, NJ– May 20, 2025 (GLOBE NEWSWIRE) - Rafael Holdings, Inc. (NYSE: RFL; NYSE American: RFL-WT) today provided an update to the subscription rights related to its Public Warrants in connection with its previously announced rights offering.

Under the rights offering, Rafael Holdings has distributed one (1) non-transferable subscription right for each share of Class B common stock or Class A common stock, or for each share of Class B common stock issuable upon exercise of the outstanding warrants, initially issued on May 11, 2020 by Cyclo Therapeutics, Inc. (the “Public Warrants”), in each case, held as of May 9, 2025, the record date for the rights offering.

Each subscription right will entitle the Holder of a share of Class A common stock or Class B common stock to purchase 0.603 of a share of Class B common stock at a subscription price of $1.28 per share.

Each Holder of a Public Warrant received 0.3525 of a subscription right (corresponding to the ratio between Public Warrants and the portion of a share of Class B common stock for which each is exercisable). Accordingly, a holder of three (3) Public Warrants received a full subscription right. Each full subscription right entitles the Holder to purchase 0.603 of a share of Class B common stock at a subscription price of $1.28 per share.

Subscription rights may only be exercised in whole numbers, and fractional shares will not be issued. The number of shares that may be purchased by each holder of subscription rights will be rounded down to the nearest whole number.

All terms of the rights offering remain unchanged.

Howard Jonas, the Company’s Executive Chairman and Chairman of the Board will enter into a Standby Purchase Agreement with the Company pursuant to which he will purchase from the Company, in a private placement, any shares of Class B common stock not subscribed for in the proposed rights offering for the same subscription price payable by holders electing to exercise the subscription rights in the proposed rights offering.

The rights offering will be subject to certain conditions, and Rafael Holdings reserves the right to terminate the rights offering at any time prior to its expiration date.

The subscription rights are non-transferable and may only be exercised during the subscription period, which commenced on May 13, 2025, and expires 5:00 PM ET on May 29, 2025, unless extended or terminated earlier by Rafael Holdings.

Rafael Holdings has engaged D.F. King & Co., Inc. as the Information Agent for the rights offering. For questions or to request copies of the prospectus supplement, please contact D.F. King at (800) 992-3086 or via email at rfl@dfking.com.

Neither Rafael Holdings nor its Board of Directors has made any recommendation regarding whether Holders should exercise their subscription rights. Holders are encouraged to carefully review the subscription materials provided by Rafael Holdings and consult with their legal and financial advisors before making a decision.

SEC Registration

A registration statement relating to the Class B common stock has been filed with the SEC on April 18, 2025, and was declared effective on April 29, 2025. The rights offering will be made solely by means of a written prospectus supplement describing the terms of the rights offering and how Holders may exercise their subscription rights in the proposed rights offering and will be available on the SEC’s website at https://www.sec.gov when filed. Copies of the prospectus supplement, when available, will be mailed to Holders as of the Record Date and may be obtained from D.F. King & Co., email: rfl@dfking.com, or telephone: (800) 992-3086.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction where such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Rafael Holdings, Inc.

Rafael Holdings, Inc. holds interests in clinical and early-stage pharmaceutical and certain other companies, including our wholly-owned subsidiary, Cyclo Therapeutics, LLC, a clinical stage biotechnology company dedicated to developing Rafael’s lead clinical candidate, Trappsol® Cyclo™, which is being evaluated in clinical trials for the potential treatment of Niemann-Pick Disease Type C1 (“NPC1”), a rare, fatal, and progressive genetic disorder.  Rafael also holds majority equity interests in LipoMedix Pharmaceuticals Ltd., a clinical stage pharmaceutical company, Cornerstone Pharmaceuticals, Inc., formerly known as Rafael Pharmaceuticals Inc., a cancer metabolism-based therapeutics company, Rafael Medical Devices, LLC, an orthopedic-focused medical device company developing instruments to advance minimally invasive surgeries, and Day Three Labs, Inc., a company which empowers third-party manufacturers to reimagine their existing cannabis offerings.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our expectations surrounding the potential, safety, efficacy, and regulatory and clinical progress of our product candidates; plans regarding the further evaluation of clinical data; and the potential of our pipeline, including our internal cancer metabolism research programs. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, those disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended July 31, 2024, and our other filings with the SEC. These factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

For further information, please contact:
D.F. King & Co., Inc. (Information Agent)
Toll-Free Number: (800) 992-3086
Email: rfl@dfking.com

Investor Contact:

Rafael Holdings, Inc.
Barbara Ryan
Barbara.ryan@rafaelholdings.com
(203) 274-2825